EXHIBIT 10.10
CHANGE IN CONTROL
THIS CHANGE IN CONTROL AGREEMENT (this "Agreement"), is entered into and effective as of the date shown on the signature page hereof, by and between Union Bank, a Vermont-chartered financial institution (the “Bank”), and Jeffrey G. Coslett (the “Executive”).
BACKGROUND
The Boards of Directors of the Bank and the Parent (as defined below) consider the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of the Bank, the Parent and the Parent’s shareholders;

Upon recommendation of the Compensation Committee of the Parent’s Board of Directors, the Boards of the Bank and the Parent have determined that it is in the best interests of the Bank, the Parent and the Parent’s shareholders to ensure that the Bank and the Parent will have the continued dedication and impartial service and advice of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below);

The Boards and the Compensation Committee believe that it is important to diminish the inevitable distraction of the Executive that would result from the personal uncertainties and risks created by a pending, threatened or actual Change in Control and to encourage the Executive to continue to devote the Executive’s full attention, services and dedication to the Bank and the Parent in such circumstances by providing the Executive with certain contractual compensation and benefit arrangements upon the termination of the Executive’s employment during a specified period following a Change in Control; and
The Executive and the Bank wish to enter into this Agreement in order to accomplish the foregoing objectives.
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, intending to be legally bound hereby, the Bank and the Executive (collectively, the "Parties" and, individually, a "Party") hereby agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF INTERPRETATION
Section 1.01 Definitions. In addition to the capitalized terms defined elsewhere in this Agreement, the following definitions shall apply, unless the context clearly indicates otherwise:

•
“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings. Without limiting the generality of the foregoing, the Affiliates of the Bank include the Parent and any other direct or indirect Subsidiaries (if any) of the Parent.

•
“Base Salary” means the higher of (i) the annual base salary of the Executive in effect immediately prior to a Change in Control; or (ii) the annual base salary of the Executive in effect immediately prior to the Executive’s Date of Termination.

•
“Bonus Amount” means the higher of (i) the amount of the Executive’s target annual cash bonus (but not the Executive’s maximum possible cash bonus) under the Incentive Plan for the year in which the Executive’s Date of Termination occurs, on the assumptions that (A) the Bank achieves (but does not exceed) its performance target, (B) the Executive achieves (but does not exceed) all individual performance criteria, and (C) assumed full year end results will be calculated based on annualized year-to-date results as of the most recent quarter end prior to the Date of Termination; or (ii) the amount of the cash bonus paid to the Executive under the Incentive Plan with respect to the annual performance period for the calendar year prior to the year in which the Change in Control occurred; or (iii) the amount of the cash bonus paid to the Executive under the Incentive Plan with respect to the performance period for calendar year prior to the year in which the Executive’s Date of Termination occurs.

•	“Business Combination” has the meaning specified in the definition of “Change in Control.”

•	"Cause" means any one or more of the following:

(i)
the willful and continued failure of the Executive to perform substantially the Executive's duties with the Bank or its Affiliates (other than any such failure resulting from the Executive's Disability or any such failure subsequent to delivery to the Executive of a Notice of Termination without Cause or subsequent to delivery by the Executive of a Notice of Termination for Good Reason to the Bank) provided that (a) the Board has delivered to the Executive a written demand for substantial performance which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties and provides the Executive with at least thirty (30) consecutive calendar days to correct such failure and (b) the Executive has failed to correct such failure within such 30 day period to the reasonable satisfaction of the Board; or

(ii)	the Executive willfully engages in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Bank or its Affiliates; or

(iii)	the Executive is convicted of, or enters a plea of nolo contendere to, a felony; or

(iv)
the Executive willfully engages in misconduct that would justify immediate dismissal under any Code of Conduct applicable to the Bank’s employees generally or any special Code of Conduct expressly applicable to the Executive by virtue of his officer title with the Bank or any Affiliate.

For purposes of this definition, no act or failure to act by the Executive shall be considered "willful" unless done or omitted to be done by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Bank and its Affiliates. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of the Bank or of an Affiliate, based upon the advice of counsel for the Bank or an Affiliate, or based upon the instructions of another officer (if any) having seniority of title over the Executive, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Bank and its Affiliates.

•	"Change in Control" means the occurrence of any one of the following events:

(i)	If Incumbent Directors (as defined below) cease for any reason to constitute at least a majority of the Parent Board; or

(ii)
If any Person is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Parent Voting Securities (as defined below) representing more than fifty percent (50%) of the combined voting power of the Parent Voting Securities; provided, however, that notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of any of the following acquisitions of Parent Voting Securities: (A) by the Parent or any Affiliate of the Parent; (B) by any employee benefit plan or trust sponsored, maintained or created by the Parent, the Bank or any Affiliate; (C) by any underwriter temporarily holding Parent Voting Securities pursuant to an offering of such securities; (D) pursuant to a Business Combination that is deemed to be Non-Qualifying Transaction (as defined in subparagraph (iii) of this definition below); (E) pursuant to any acquisition by the Executive or by any group of persons including the Executive (or any entity controlled by the Executive or any group of persons including the Executive); (F) any increase in a beneficial owner’s percentage of outstanding Parent Voting Securities as a result of a repurchase of securities by the Parent, or (G) pursuant to a transaction in which Parent Voting Securities are acquired from the Parent, if a majority of the Incumbent Directors approves a resolution providing expressly that the acquisition pursuant to this clause (G) shall not be deemed to constitute a Change in Control under this subparagraph (ii); or

(iii)
Consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Parent or the Bank (a "Business Combination"), unless immediately following such Business Combination all three of the following conditions are satisfied: (A) immediately following consummation of the Business Combination more than fifty percent (50%) of the total voting power of the corporation resulting from such Business Combination (the "Surviving Corporation") or, if applicable, its ultimate parent corporation (the "Surviving Parent Corporation") is held by Persons who were the holders of Parent Voting Securities outstanding immediately prior to such Business Combination; (B) no person (other than any employee benefit plan or trust sponsored, maintained or created by the Surviving Corporation or the Surviving Parent Corporation is or becomes the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the total voting power of the outstanding voting securities of the Surviving Parent Corporation (or, if there is no Surviving Parent Corporation, the Surviving Corporation); and (C) at least a majority of the members of the board of directors of the Surviving Parent Corporation (or, if there is no Surviving Parent Corporation, the Surviving Corporation) are individuals who were Incumbent Directors of the Parent at the time of the Parent Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

(iv)	Consummation of the sale of all or substantially all of the assets of the Parent or the Bank to an entity not owned or controlled (directly or indirectly) by the Parent’s shareholders; or

(v)	Liquidation or dissolution of the Parent or the Bank.

•	“Code” means the Internal Revenue Code of 1986, as amended.

•
“Confidential Information” means any information, knowledge, or data of any nature and in any form (including information that is electronically transmitted or stored on any form of electronic storage media) relating to the past, current, or prospective business or operations of the Bank and its Affiliates, that at the time or times concerned is not generally known to persons engaged in the financial services business (other than information known by such persons through a violation of an obligation of confidentiality to the Bank or its Affiliates), whether produced by the Bank and its Affiliates or any of their consultants, agents, or independent contractors, or by the Executive, and whether or not marked confidential, including without limitation information relating to the Bank’s or its Affiliates’ actual or prospective products and services, business plans, business acquisitions, Board, management or operational policies and procedures, product or service or market research and development ideas, methods or techniques, training methods and materials, and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, charts, graphs, support data, trade secrets, consultants’ reports, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, customer records, customer lists, customer prospect lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.

•
"Date of Termination" means (1) the effective date on which the Executive's employment by the Bank terminates (including by reason of Disability), as specified in a prior written notice by the Bank or the Executive (as the case may be) to the other, subject, however, to compliance with applicable notice and cure periods, or (2) if the Executive's employment by the Bank terminates by reason of death, the date of death of the Executive.

•
"Disability" means the Executive's inability to perform the Executive's then-existing duties with the Bank or its Affiliates on a full-time basis for at least one hundred eighty (180) consecutive days as a result of the Executive's incapacity due to physical or mental illness, as determined by a physician chosen by mutual agreement of the Executive and the Bank. Termination of the Executive’s employment by reason of his Disability after the occurrence of a Change in Control shall be deemed to constitute a Qualifying Termination unless the Bank has complied with Section 6.02.

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•	"Good Reason" means, without the Executive's express written consent, the occurrence of any of the following events after a Change in Control:

(i)
(A) any change in the duties or responsibilities (including reporting responsibilities) of the Executive that is inconsistent in any material and adverse respect with the Executive's positions, duties, responsibilities or status with the Bank or its Affiliates immediately prior to such Change in Control, whether or not accompanied by a change in job or officer title, or (B) a material and adverse change in the Executive's titles or offices with the Bank or its Affiliates as existing immediately prior to such Change in Control;

(ii)
(A) a material reduction by the Bank in the Executive's rate of annual base salary as in effect immediately prior to such Change in Control (or as such annual base salary may be increased from time to time thereafter), or (B) the failure by the Bank to pay the Executive an annual cash bonus (if any) in respect of the year in which such Change in Control occurs;

(iii)	any requirement that the Executive be based at any office location that is more than fifty (50) “driving” miles from the Executive's primary Bank office location at the time of the Change in Control;

(iv)
the failure of the Bank or its Affiliates to continue in effect any material employee benefit plan, compensation plan, welfare benefit plan or other material fringe benefit plan in which the Executive is participating immediately prior to such Change in Control or the taking of any action by the Bank or its Affiliates which would materially and adversely affect the Executive's participation in or reduce the Executive's benefits under any such plan, unless (A) the Executive is permitted to participate in other plans providing the Executive with substantially equivalent benefits in the aggregate or (B) the Executive’s benefits are reasonably commensurate with those paid to other officers of the Surviving Corporation holding similar job responsibilities and officer titles; or

(v)
the failure of the Parent or the Bank to obtain the written assumption (and, if applicable, the guarantee) of this Agreement from any successor (and Surviving Parent Corporation) as contemplated in Section 7.02;

provided, however, that any of the foregoing events or conditions shall be deemed to constitute Good Reason only if (A) the Executive provides written notice to the Bank of the event or condition alleged to constitute Good Reason within ninety (90) days following the Executive's knowledge of such event or condition constituting Good Reason, and (B) such event or condition shall remain uncured for a period of thirty (30) days after such notice is given. The Parties intend that a termination of the Executive’s employment for Good Reason shall constitute an involuntary Separation from Service for purposes of Section 409A and this provision shall be interpreted in a manner consistent with such intention.

•
“Incentive Plan” means the Union Bank Short-Term Incentive Performance Plan, and shall include any successor or comparable short-term incentive plan adopted by the Bank, the Parent or any Surviving Corporation or Surviving Parent Corporation, as the case may be.

•
“Incumbent Director” means (A) any individual who, on the date of this Agreement, is a member of the Board of the Parent; (B) any individual becoming a director of the Parent subsequent to the date of this Agreement, whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors then on the Parent Board (either by a specific vote or by approval of the proxy statement of the Parent in which such person is named as a nominee for director).

•	“Non-Qualifying Transaction” has the meaning specified in the definition of “Change in Control.”

•	“Parent Voting Securities” means the capital stock of the Parent entitled to vote in the election of directors.

•
“Person” means a natural person, company, limited partnership, general partnership, limited liability company or partnership, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and a government or agency or political subdivision thereof; provided, however, that for purposes of the definitions of “Change in Control” and “Affiliate,” “Person” shall be as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

•	"Protection Period" means the two (2) year period beginning with a Change in Control and ending two (2) years following such Change in Control.

•
"Qualifying Termination" means a termination of the Executive's employment after a Change in Control and during the Protection Period in a manner that constitutes a Separation from Service under Section 409A, for any reason other than (i) by the Bank (A) with Cause, or (B) on account of the Executive’s Disability (subject to compliance with Section 6.02), or (ii) by the Executive without Good Reason; or (iii) as a result of the death or Retirement of the Executive.

Notwithstanding anything in this Agreement to the contrary, if (i) the Executive’s employment is terminated prior to a Change in Control for reasons that would have constituted a Qualifying Termination under the preceding paragraph if they had occurred following a Change in Control, (ii) the Executive reasonably demonstrates that such termination (or event constituting Good Reason) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control, and (iii) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur within one hundred and eighty (180) days thereafter, then (for purposes of this Agreement) the date immediately prior to the date of such termination of employment (or event constituting Good Reason) shall be treated as a Change in Control and the Executive’s termination shall be treated as a Qualifying Termination for all purposes of this Agreement.

•
"Retirement" means the voluntary termination of the Executive's employment with the Bank and its Affiliates: (A) on or after the first of the month coincident with or next following the Executive's attainment of age sixty-five (65), or (B) on such later date as may be provided in a written agreement between the Bank and the Executive.

•	“Revocation Period” means the period for revocation by the Executive of an executed Waiver and Release following a Qualifying Termination, as provided in Exhibit A hereto.

•	“Section 409A” means Section 409A of the Code, and the regulations and other guidance promulgated thereunder.

•	“Separation from Service” has the meaning set forth in Section 409A.

•
"Subsidiary" means any corporation or other entity in which the Parent or the Bank: (A) has a direct or indirect ownership interest of fifty percent (50%) or more of the total combined voting power of then-outstanding securities or equity interests of such corporation or other entity entitled to vote generally in the election of directors, or (B) has the right to receive fifty percent (50%) or more of the distribution of profits or fifty percent (50%) of the assets upon liquidation or dissolution.

•	“Surviving Corporation” and “Surviving Parent Corporation” have the meanings specified in the definition of “Change in Control.”

Section 1.02. Employment with Affiliates. The Parties acknowledge that as of the date hereof, the Executive is employed as a senior officer of the Bank. In the event that during the term of this Agreement the Executive becomes employed instead by the Parent or any other Affiliate, references in this Agreement to the Executive’s employment with the Bank shall be deemed to apply to the Executive’s employment with the Parent or other Affiliate, as the case may be, and the Bank shall obtain the written assumption of its obligations hereunder from the Parent or other Affiliate, as the case may be.

Section 1.03. No Offsets or Required Mitigation. The Bank’s obligation to make the payments provided for in Article 3 of this Agreement and otherwise to perform its obligations hereunder shall be absolute and unconditional and shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Bank or any of its Affiliates may have against the Executive or any third party. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

ARTICLE 2
TERM OF AGREEMENT; NO EFFECT ON EMPLOYMENT STATUS

Section 2.01. Term of Agreement; Evergreen Renewal. This Agreement shall take effect on the date hereof and shall continue in effect through December 31, 2014; provided, however, that commencing on January 1, 2015 and each January 1 thereafter (“Anniversary Date”), the term shall automatically be extended for one (1) additional year unless, not later than one year prior to the Anniversary Date, the Bank shall have given written notice of its decision not to extend the term; and further provided, however, that if a Change in Control shall have occurred during the term (including prior to expiration of any renewal term), the term of this Agreement shall be automatically extended to expire on the last day of the twenty-fourth (24th) month following the month in which such Change in Control occurred, notwithstanding the prior giving of any notice of non-renewal. Notwithstanding anything in this Agreement to the contrary, the term of this Agreement shall terminate automatically if the Executive or the Bank terminates the Executive's employment for any reason prior to a Change in Control.

Section 2.02. “At Will” Employment. The Executive acknowledges that the Executive is employed by the Bank as an "employee at will" and that nothing in this Agreement shall be deemed to change the Executive's status as an employee at will or to entitle the Executive to continued employment with the Bank or any of its Affiliates. If the Executive's employment with the Bank and its Affiliates terminates prior to a Change in Control (except as otherwise expressly provided in the definition of “Qualifying Termination” set forth in Section 1.01 above) or this Agreement is cancelled through nonrenewal pursuant to Section 2.01, the Executive shall have no further rights under this Agreement.

ARTICLE 3
BENEFITS UPON QUALIFYING TERMINATION OF EMPLOYMENT

Section 3.01. Change in Control Cash Payment. If, during the Protection Period, the Executive's employment with the Bank terminates pursuant to a Qualifying Termination, then the Bank shall pay to the Executive a lump sum cash amount equal to the sum of (i) one hundred percent (100%) of the Executive's Base Salary; plus (ii) one hundred percent (100%) of the Executive's Bonus Amount; plus (iii) an amount equal to the employer contributions made by the Bank or its Affiliates under the Bank’s 401(k) and profit sharing plan for the account of the Executive with respect to the last completed plan year immediately prior to the Change in Control, including any employer matching contributions, “safe harbor” contributions and profit sharing contributions.

Section 3.02. Continued Health Insurance Coverage. If, during the Protection Period, the Executive's employment with the Bank terminates pursuant to a Qualifying Termination, for a period of twelve (12) months following the Date of Termination, the Bank shall continue to provide to the Executive (and the Executive's dependents, if applicable), at the Bank’s sole expense, the same level of medical insurance benefits upon substantially the same terms and conditions (including contributions required by the Executive, if any, for such benefits) as existed immediately prior to the Executive's Date of Termination (or, if more favorable to the Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided, however, that if the Executive is not eligible to continue to participate in the Bank or Parent plan providing such benefits, the Bank or Parent shall otherwise pay for and provide equivalent medical insurance coverage. Notwithstanding the foregoing, in the event the Executive becomes re-employed with another employer and becomes eligible to receive medical insurance benefits from such employer that are substantially equivalent to the benefits provided under this Section, the medical insurance benefits described herein shall terminate.

Notwithstanding anything to the contrary herein, the foregoing provisions are intended to provide a minimum standard for provision of health insurance benefits for the Executive following a Qualifying Termination and, accordingly, such provisions shall supplement, but shall not replace or supersede, any additional or more generous health insurance benefits the Company or the Bank, as the case may be, is otherwise required to provide under any other contract, plan or arrangement, or under applicable law.

Section 3.03. Outplacement Services. In addition to the other benefits provided to the Executive upon a Qualifying Termination, during the ninety (90) day period following expiration of the Revocation Period, the Bank will provide to the Executive appropriate outplacement services from a service provider mutually agreed upon by the Bank and the Executive; provided, however, that the Bank’s obligation under this Section shall be limited to the expenditure of $5,000 for such outplacement services.

Section 3.04. Equity-Based Compensation and Other Compensation and Benefits. Any equity-based awards (whether to be settled in cash or stock) held by the Executive under any equity-based plan of the Parent, including any outstanding awards under the Company’s 2008 Incentive Stock Option Plan, 2014 Equity Incentive Plan, or any successor equity-based plans, will be governed by the provisions of the respective plan.

Section 3.05. Withholding Taxes. The Bank shall withhold from all payments due to the Executive hereunder all taxes which, by applicable federal, state, local or other law, the Bank is required to withhold therefrom.

Section 3.06 Reduction of Benefits in Certain Cases. Notwithstanding any contrary provision set forth in this Agreement, the Bank's payments to the Executive hereunder shall be reduced to the extent required under Article 4 of this Agreement.

Section 3.07. Payment to Beneficiaries. If the Executive dies after the occurrence of a Qualifying Termination, but prior to the payment of all of the severance payments required by this Article, then all remaining severance payments will be paid to the beneficiary designated in writing by the Executive at the same time, and in the same amount, as would have been payable to the Executive. The designation of a beneficiary for purposes of this Article 3 will be revocable during the lifetime of the Executive. If the Executive does not designate a beneficiary under this Agreement, the beneficiary will be deemed to be the same person that the Executive designated with respect to the Executive’s group life insurance program maintained by the Bank or its Affiliates.

Section 3.08.    Waiver and Release; Timing of Payment. Notwithstanding anything in this Agreement to the contrary, as a condition to receiving any payments or benefits under Sections 3.01, 3.02 and 3.03 of this Agreement by reason of a Qualifying Termination, (i) the Executive (or in the case of the Executive’s death after a Qualifying Termination, the executor of the Executive’s estate) must execute a Waiver and Release of claims, in the form set forth on Exhibit A attached hereto, and (ii) such waiver and release must be delivered to the Bank no later than forty-five (45) days after the date of the Qualifying Termination, and (iii) such waiver and release must not have been revoked by the Executive within the Revocation Period. Subject to compliance with the foregoing requirements and (if applicable) to delay if required under the last two sentences of Section 4.02, the Bank shall make the cash payment to the Executive hereunder on the sixtieth (60th) day (and no earlier or later) following the Executive’s Date of Termination.

Section 3.09.    Right to Other Compensation and Benefits not Affected. The Change in Control payment and benefits provided under Sections 3.01, 3.02 and 3.03 are in addition to, and not in lieu of, any other compensation, benefits and expense reimbursement to which the Executive may otherwise be entitled as a result of his or her Separation from Service to the extent not theretofore paid or deferred through the Date of Termination, including, without limitation, (i) any base salary and bonuses which have been earned and are payable; (ii) the dollar value of any accrued, unused vacation time; (iii) any vested benefits under the terms of any annual incentive, retirement, pension, deferred compensation, supplemental retirement or savings, 401(k), profit sharing or other employee benefit plan of the Bank or any Affiliate; and (iv) reimbursement for the Executive’s reasonable business expenses incurred prior to the Executive’s Separation from Service, in accordance with the Bank’s ordinary reimbursement policies.

ARTICLE 4
LIMITATIONS ON PAYMENT OF BENEFITS

Section 4.01. No Excess Parachute Payments.

(i)
Notwithstanding anything to the contrary in this Agreement, if the Tax Consultant (as defined below) determines that any Payment (as defined below) to the Executive would be subject to the Excise Tax (as defined below), the Tax Consultant shall determine the Reduced Amount. For purposes of the Tax Consultant’s calculation, the value of a Payment shall mean the economic present value of a Payment as of the date of the Change in Control (or such other date as required pursuant to Section 280G of the Code), as determined by the Tax Consultant pursuant to Section 280G using the discount rate required by Section 280G(d)(4).

(ii)
The Tax Consultant shall provide to the Bank and the Executive a copy of its calculation. All determinations made by the Tax Consultant under this Section 4.01 shall be binding upon the Bank and the Executive and shall be made within thirty (30) days after a termination of the Executive's employment. All fees and expenses of the Tax Consultant pursuant to this Section 4.01 shall be borne solely by the Bank.

(iii)	For purposes of this Section 4.01, the following definitions shall apply:

(A)	“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(B)
“Payment” shall mean any payment or distribution by the Bank in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive that is contingent on a Change in Control, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise.

(C)	“Reduced Amount” shall mean the greatest amount of Payments that can be paid to the Executive that would not result in the imposition of the Excise Tax upon the Executive.

(D)	“Tax Consultant” shall mean an independent accounting firm or independent tax counsel designated by the Bank and reasonably acceptable to the Executive.
Section 4.02. 409A Compliance.

(i)
The payments and benefits provided under this Agreement are designed to comply with one or more of the exceptions to Section 409A. To the extent that such payments do not comply with one or more of the exceptions to Section 409A, the Bank may, in its sole and absolute discretion, reduce or delay payments hereunder or make other such modifications with respect to the pay and benefits hereunder as it reasonably deems necessary to comply with one or more of the exceptions to Section 409A. Notwithstanding the terms of this Agreement, if the Executive is a “specified employee” under Section 409A, only amounts exempt from Section 409A as a “short term deferral” or under the “separation pay” exception, as both terms are defined under the regulations under Section 409A, will be paid within the time specified in Section 3.08. Any amounts payable to a “specified employee” and not eligible for an exemption from Section 409A as a short-term deferral or separation pay will be paid not earlier than six months after the Executive’s Separation from Service. Any amount delayed in accordance with the previous sentence will be paid in a lump sum in the seventh month following a separation from service or, if earlier, upon the Executive’s death.

(ii)
All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Bank or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iii)
To the extent that any payment or benefit described in this Agreement constitutes non-qualified deferred compensation under Section 409A, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s separation from service. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
Section 4.03. Certain Regulatory Prohibitions. If the Bank or any of its Affiliates is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act or equivalent provisions relating to a regulator with supervisory authority over any of the Affiliates), all obligations under this Agreement will terminate as of the date of default, but this Article 8 will not affect any vested rights of the Parties. Notwithstanding any other provision of the Agreement, neither the Bank nor any of its Affiliates will have any obligation to make any payments to the Executive if such payments would be prohibited by applicable federal or state law, including without limitation Part 359 of the regulations of the Federal Deposit Insurance Corporation (12 CFR § 359 et seq.) or any successor provision.

ARTICLE 5
CERTAIN COVENANTS OF THE EXECUTIVE

Section 5.01. Non-Disparagement. Following a Qualifying Termination and subject to satisfaction of the Bank’s payment obligations under Article 3 of this Agreement, the Executive will not, in writing or orally, or through conduct, disparage, deprecate, discredit or vilify the Bank or any of its Affiliates, or the services, products, customers, or employees of the Bank or any of its Affiliates. These prohibitions include, without limitation, any such statements made through use of social media sites, such as Facebook or Twitter, or through postings on internet websites or chat rooms.

Section 5.02. Non-Disclosure of Confidential Information. Following a Qualifying Termination and subject to satisfaction of the Bank’s payment obligations under Article 3 of this Agreement, for a period of two years after the Date of Termination, the Executive agrees (i) not to communicate, divulge or make available to any Person (other than the Bank or its Affiliates) any such Confidential Information, except upon the prior written authorization of the Bank or as may be required by law or legal process; and (ii) to deliver promptly to the Bank any Confidential Information in the Executive’s possession, including any duplicates thereof and any notes or other records the Executive has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require the Executive to disclose or otherwise make available any Confidential Information, the Executive will give the Bank prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

Section 5.03.    Non-Competition and Non-Solicitation Obligations. Following a Qualifying Termination and subject to satisfaction of the Bank’s payment obligations under Article 3 of this Agreement, for a period of one (1) year following the Executive’s Date of Termination, the Executive will not, directly or indirectly,

(i)
accept employment from, or act as a consultant or advisor to, any other financial institution, lender, trust company or other financial service provider entity (a “Competitor”) at any business office of such Competitor (including without limitation any bank branch, loan production office, trust office or operations center), located within a fifty (50) “air” mile radius from Morrisville, Vermont; or

(ii)	suggest to or advise any customer of the Bank to withdraw, curtail, or cancel his or her or its business with the Bank; or

(iii)	call on, cause, suggest, or induce others to call on, any customer of the Bank or otherwise solicit their business; or

(iv)	solicit, entice, hire, or attempt to hire or employ any employee of the Bank or the Parent.
During the one year period following the Executive’s Date of Termination, the Executive shall inform any prospective employer that the Executive is bound by the restrictions in this Section 5.03.

Section 5.04.    Acknowledgment and Intent of the Parties. The parties hereto acknowledge that they have carefully considered the nature and scope of this Agreement. The activities, period and area covered by Section 5.03 are expressly acknowledged and agreed to be fair, reasonable and necessary. To the extent that any covenant contained in Section 5.03 is held to be invalid, illegal or unenforceable because of the extent of activities, duration of such covenant, the geographic area covered thereby, or otherwise, the parties agree that the court making such determination shall reform such covenant to include as much of its nature and scope as will render it enforceable and, in its reduced form, said covenant shall be valid, legal and enforceable to the fullest extent of the law. The parties further acknowledge that any Surviving Corporation or Surviving Parent Corporation shall have the benefit of, and be entitled to enforce, the covenants of the Executive contained in this Article 5 to the same extent as the Bank and its Affiliates.

ARTICLE 6
TERMINATION PROCEDURES

Section 6.01. Notice of Termination. On or after the occurrence of a Change in Control, any purported termination of the Executive’s employment (other than by reason of death or Retirement) shall be communicated by written Notice of Termination from one Party to the other Party in accordance with Section 8.01 of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement relied upon, and, if applicable, the Notice shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, (i) a Notice of Termination by either Party to the other shall describe any applicable cure period and the conduct or event that would constitute a satisfactory cure; and (ii) a Notice of Termination by the Bank for Cause shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board that was called and held for the purpose of considering the termination (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard by the members of the Board), finding that, in the informed, reasonable, good faith judgment of the Board, the Executive was guilty of conduct set forth in the definition of Cause in Section 1.01 and specifying in reasonable detail the facts supporting such determination.

In addition to the foregoing, in connection with any termination of the Executive’s Employment following a Change in Control, the Bank shall comply with its ordinary and customary procedures then in effect for employee discipline and termination to the extent then applicable to the Executive, including any applicable provisions for progressive discipline, notice of performance deficiencies and notice and cure periods.

Section 6.02. Notice of Termination Due to Disability. A Disability shall be deemed the reason for the termination by the Bank of the Executive’s employment (and therefore not a Qualifying Termination) following a Change in Control or within 180 days prior to a Change in Control, as the case may be, only if the Bank shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) business days after the Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

ARTICLE 7
SUCCESSORS; BINDING AGREEMENTS
Section 7.01. Successors Bound. This Agreement shall not be terminated by any Business Combination. In the event of any Business Combination, the provisions of this Agreement shall be binding upon the Surviving Corporation, and such Surviving Corporation shall be treated as the Bank and its Affiliates hereunder.

Section 7.02. Written Assumption of Successor. The Bank agrees that, in connection with any Business Combination, the Bank or the Parent will cause any successor entity to the Bank or the Parent unconditionally to assume (and, for any Surviving Parent Corporation in such Business Combination, to guarantee), by written instrument delivered to the Executive (or if the Executive dies after a Qualifying Termination, the Executive's beneficiaries or estate), all of the obligations of the Bank hereunder. Failure of the Bank to obtain such assumption or guarantee prior to the effectiveness of any such Business Combination that constitutes a Change in Control shall be a breach of this Agreement and shall constitute Good Reason hereunder and, further, shall entitle the Executive to payment of compensation from the Bank in the same amount and on the same terms as the Executive would be entitled to receive hereunder as if the Executive's employment had been terminated following a Change in Control by reason of a Qualifying Termination. For purposes of implementing this Section 7.02, the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs and shall be the Date of Termination, if so requested by the Executive, subject, however, to prior notice and expiration of any cure period required hereunder in connection with a termination for Good Reason.

Section 7.03. Binding Effect; Rights of Executive’s Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amounts would be payable to the Executive hereunder if the Executive had continued to live, all such amounts (unless otherwise provided herein) shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive's estate.

ARTICLE 8
MISCELLANEOUS

Section 8.01. Notices.

(i)
All notices, requests, demands, waivers, instructions or other communications required or permitted under this Agreement shall be in writing and will be deemed to have been duly given only if mailed or hand delivered to a party at the following address:

If to Bank:
Union Bank
PO Box 667
Morrisville, VT 05661
Attn: Chairman of Board

If to Executive, to the address on file from time to time with the Human Resources Office of the Bank or the Surviving Corporation, as the case may be,

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so hand delivered or, if mailed, upon the earlier of written confirmation of receipt, or three (3) days after deposit in the U.S. Mail, postage prepaid.

(ii)
A written notice of the Executive's termination of employment by the Bank for Cause or due to Disability or by the Executive for Good Reason, as the case may be, to the other Party shall comply with Article 6 hereof.

Section 8.02. Severability. Any term or provision of this Agreement that is found by a court of competent jurisdiction to be invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof. Any invalid or unenforceable provision shall be modified to the extent necessary to allow for enforceability and to give effect to the original intent of the parties to the extent possible.

Section 8.03. Complete Agreement. This Agreement and any documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 8.04. Reimbursement of Executive’s Enforcement Expenses. If any contest or dispute shall arise under this Agreement involving the alleged failure or refusal of the Bank or any of its Affiliates to perform fully in accordance with the terms hereof, the Bank shall reimburse the Executive for all reasonable legal fees and expenses, if any, incurred by the Executive with respect to such contest or dispute, together with interest in an amount equal to the Wall Street Journal prime rate from time to time in effect (but in no event higher than the legal rate permissible under applicable law), such interest to accrue from the date the Bank becomes obligated to pay such fees and expenses through the date of payment thereof; provided, however, that this Section 8.04 shall apply only if (and to the extent that) the Bank is held to have breached or violated its duties and obligations hereunder to the Executive.

Section 8.05.    Source of Payments. All payments provided under this Agreement shall be paid in cash from the general funds of the Bank, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. To the extent that the Executive or any beneficiary of the Executive acquires a right to receive payments from the Bank hereunder, such right shall be that of an unsecured creditor of the Bank.

Section 8.06. Survival. Articles 3 and 5 and Article 7 (to the extent that payments or benefits are owed as a result of a Qualifying Termination that occurs during the Protection Period) and Section 8.04 shall survive the termination of this Agreement.

Section 8.07. Governing Law; Venue. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Vermont without regard to the principle of conflicts of laws. The Parties hereby agree that exclusive venue for all litigation arising hereunder lies solely with the state courts of Vermont and each Party hereby submits and agrees to the personal jurisdiction of such Vermont state courts.

Section 8.08. Counterparts; Delivery by Fax or Email. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. Any executed counterpart may be delivered by fax or by email and such counterpart delivered by fax or by attachment to email shall be deemed an original. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

Section 8.09. Amendment; Waiver. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Bank. No waiver by either Party (at any time) of any breach by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Except as otherwise expressly set forth in this Agreement, the failure by the Executive or the Bank to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Bank may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

IN WITNESS WHEREOF, the Bank has caused this Change in Control Agreement to be executed by a duly authorized officer of the Bank and the Executive has executed this Agreement, intending it to be legally effective between them, as of the 2nd day of June, 2014.

UNION BANK
By:
Name: Kenneth D. Gibbons Title: Chairman of the Board

EXECUTIVE

Signature
Name: Jeffrey G. Coslett

ATTACHMENT: EXHIBIT A - WAIVER AND RELEASE
Executive acknowledges receipt of the form of Waiver and Release attached hereto as Exhibit A:
_________
(initial)

EXHIBIT A
WAIVER AND RELEASE

THIS WAIVER AND RELEASE (this “Waiver and Release”) is executed and delivered by _________________________________ (the “Executive”) pursuant to Section 3.08 of a Change in Control Agreement dated ____, 20__ between the Executive and Union Bank (the “Bank”) (the “CIC Agreement”);

Section 1. Termination of Employment; Effective Date of Release. The Executive acknowledges that the Executive's employment has been or will be terminated on ________, 20__ in accordance with the CIC Agreement and that the Executive is required to timely execute and deliver this Waiver and Release in order to receive the payment of certain severance benefits under the CIC Agreement following a Qualifying Termination of employment (as defined in the CIC Agreement). Subject to Section 6 of this Waiver and Release, this Waiver and Release is effective on the date of execution shown on the signature page and will continue in effect thereafter.

Section 2. Released Parties; Release and Waiver of Claims, Actions, Etc. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to Sections 3.01, 3.02 and 3.03 of the CIC Agreement (the “Severance Benefits”) which the Executive acknowledges includes payments and benefits in addition to payments and benefits the Executive otherwise would be entitled to receive, the Executive, on behalf of himself/herself, his/her heirs, representatives, agents and assigns hereby COVENANTS AND AGREES NOT TO SUE OR OTHERWISE VOLUNTARILY PARTICIPATE IN ANY LAWSUIT AGAINST, FULLY RELEASES, INDEMNIFIES, HOLDS HARMLESS and OTHERWISE FOREVER DISCHARGES

(i)	the Bank,

(ii)	any companies controlled by, controlling or under common control with the Bank, and any predecessors, successors or assigns to the foregoing (together with the Bank, the “Union Affiliates”)

(iii)
the Union Affiliates' compensation, benefit, incentive (including, but not limited to, individual incentive, annual incentive, long-term incentive and annual bonus), pension, welfare, equity compensation and other plans and arrangements, and any predecessor or successor to any such plans and arrangements (including the sponsors, administrators, fiduciaries and advisors of any such plan and/or arrangements), and

(iv)
any of the Union Affiliates' current or former officers, directors, agents, executives, employees, attorneys, insurers, shareholders, predecessors, successors or assigns (the parties referred to in the foregoing clauses (i) through (iv) are referred to herein collectively as the “Released Parties”)

from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, whether known or unknown, which the Executive now has or may have had, directly or indirectly based on or arising out of the Executive's employment relationship with the Union Affiliates or the termination of that employment relationship, through the date of execution of this Waiver and Release, whether arising under statute or common law, including the laws governing torts and contracts.

Section 3. Specific Laws and Categories of Claims Waived and Released. Without limiting the generality of the scope of the waiver and release contained in Section 2 above, but subject to Section 4 below, (i) the Executive understands and agrees that in the event the Executive files a charge or complaint with the federal Equal Employment Opportunity Commission, or any similar state agency, the federal Occupational Safety and Health Administration, or any similar state agency or the federal Department of Labor or any state department of labor, the Executive shall not be entitled to any monetary relief, reinstatement, remuneration, damages, back pay, front pay, or compensation whatsoever from the Union Affiliates as a result of such charge or complaint; and (ii) the Executive understands and agrees that by executing and delivering this Waiver and Release he is waiving and releasing any and all actions and causes of action, suits, debts, claims, complaints and demands of any kind whatsoever, in law or in equity, relating directly or indirectly to Executive employment with the Union Affiliates or the termination of that employment, including, but not limited to, the following:

(a)
(A) Any claims relating to the Executive's hiring, employment or termination; (B) any claims relating to any alleged discrimination, harassment or retaliation on any basis; (C) any claims arising from any legal restrictions on an employer's right to separate its employees; (D) any claims for compensation and benefits; (E) any claim on account of, arising out of or in any way connected with the alleged termination of the Executive's employment without “cause” or for “good reason”; (F) any claim on account of, arising out of or in any way connected with any medical, dental, life insurance or other welfare benefit plan or any pension or equity compensation plan; (G) any claim of breach of employee handbooks, manuals or other policies; and (H) any claim of wrongful or constructive discharge; and

(b)
Those arising under any law relating to sex, age, race, color, religion, handicap or disability, harassment, veteran status, sexual orientation, retaliation, or national origin discrimination including, without limitation, any rights or claims arising under Title VII of the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C.§§ 1981 and 2000(e),et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967 (the “ADEA”), as amended, 29 U.S.C. §§ 621, et seq., as amended by the Older Workers Benefit Protection Act (the “OWBPA”); the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§12,101, et seq.; Sections 806 and 1107 of the Sarbanes-Oxley Act of 2002; the Fair Labor Standards Act of 1938, 29 U.S.C. §§ 201, et seq.; the National Labor Relations Act, 29 U.S.C. §§151, et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; and any similar state or local laws, as any such federal or state or local laws may be amended from time to time; and

(c)	Any claim for reinstatement, compensatory damages, back pay, front pay, interest, punitive damages, special damages, legal and/or attorneys' fees, expenses and litigation costs including expert fees.

Section 4. Limited Matters Excluded from Waiver and Release. Notwithstanding anything herein to the contrary, excluded from this Waiver and Release are the following: (i) the Executive's rights of indemnification and directors and officers liability insurance coverage, if any, to which the Executive was entitled immediately prior to the date of the Executive’s termination of employment with the Union Affiliates, in connection with his/her service as an officer or director of any of the Union Affiliates; (ii) the Executive's rights under Articles 3 and 7 of the CIC Agreement which are intended to survive termination of employment; (iii) the Executive’s right under the ADEA to challenge the validity of this Waiver and Release in a court of law; (iv) any claims arising after the Executive signs this Waiver and Release; and (v) any other claims that cannot be waived by law.

Section 5. OWBPA Compliance. The Executive acknowledges that this Waiver and Release is intended to comply fully with the requirements of the Older Workers Benefit Protection Act (29 U.S.C. § 626) and any similar federal or state law governing the release of claims. Accordingly, the Executive hereby acknowledges, represents and agrees that:

(i)
The Bank has advised the Executive to consult with his/her own attorney regarding the execution of this Waiver and Release and the Executive has read and fully understands all of the provisions of this Waiver and Release.

(ii)	The Executive has at least forty-five (45) days in which to review and consider this Waiver and Release.

(iii)	The Executive waives any right to assert any claim or demand for reemployment with the Union Affiliates.

(iv)
(If applicable) The Executive acknowledges receipt of the attached OWBPA Notice containing the titles and ages of employees who are eligible and ineligible for this program in the Executive's decisional unit.

(v)	The Executive is voluntarily signing this Waiver and Release.

Section 6. Seven Day Revocation Period. Executive has a period of seven (7) calendar days following the execution and delivery to the Bank of this Waiver and Release (the “Revocation Period”) during which Executive may revoke this Waiver and Release by delivering timely notice of revocation to the Bank. To be effective, any such revocation must be in writing, signed by the Executive and received by the Bank prior to 5:00 p.m. (Eastern) on the last day of the Revocation Period at the following address:

Union Bank
PO Box 667
Morrisville, VT 05661
Attn: Chairman of the Board

; provided, however, that if the seventh day is not a business day, the Revocation Period shall extend to 5:00 p.m. (Eastern) on the next business day.

Once the Revocation Period has expired, this Waiver and Release shall become effective and irrevocable. The Executive understands that if he/she revokes this Waiver and Release during the seven day revocation period, it will be null and void in its entirety, and Executive shall not be entitled to any payment under the CIC Agreement.

Section 7. Enforcement Rights and Remedies of the Union Affiliates.
In the event that the Executive breaches or threatens to breach any provision of this Waiver and Release, he/she agrees that the Union Affiliates shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief. The Executive hereby waives any claim that any of the Union Affiliates has an adequate remedy at law. In addition, and to the extent not prohibited by law, the Executive agrees that the Union Affiliates shall be entitled to an award of all costs and attorneys' fees incurred by the Union Affiliates in any successful effort to enforce the terms of this Waiver and Release. The Executive agrees that the foregoing relief shall not be construed to limit or otherwise restrict the Union Affiliates’ ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages. Moreover, if the Executive pursues any claims against the Union Affiliates subject to the foregoing Waiver and Release, Executive agrees to immediately reimburse the Union Affiliates for the value of all Severance Benefits received to the fullest extent permitted by law.

Section 8. No Admission of Liability or Wrongdoing.
The Executive acknowledges that this Waiver and Release is entered into solely for the purpose of ending his employment relationship with the Union Affiliates on an amicable basis and shall not be construed as an admission of liability or wrongdoing by the Executive or the Bank or other Union Affiliate.

Section 9. Binding Effect. Each of the promises and obligations contained in this Waiver and Release shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of the Executive. The benefits of this Waiver and Release shall inure to the Union Affiliates and the other Released Parties and to their respective heirs, executors, administrators, assigns and successors in interest. Further, the Executive acknowledges that each of the Union Affiliates and other Released Parties is an intended beneficiary of this Waiver and Release.

Section 10. Provisions Severable.
The Executive agrees that each and every paragraph, sentence, clause, term and provision of this Waiver and Release is severable and that, if any portion of this Waiver and Release should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion or portions thereof should continue to be enforced to the fullest extent permitted by applicable law.

Section 11. Governing Law. This Waiver and Release shall be interpreted, enforced and governed under the laws of the State of Vermont, without regard to any applicable state's choice of law provisions.

Section 12. No Reliance. The Executive represents and acknowledges that in signing this Waiver and Release he does not rely, and has not relied, upon any representation or statement made by the Union Affiliates or by any of the Union Affiliates’ employees, officers, agents, shareholders, directors or attorneys with regard to the subject matter, basis or effect of this Waiver and Release other than those specifically contained herein.

BY SIGNING BELOW, I ACKNOWLEDGE THAT

•	I HAVE READ THIS WAIVER AND RELEASE CAREFULLY;

•	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THIS DOCUMENT AND ITS LEGAL CONSEQUENCES; AND

•	I UNDERSTAND THAT THIS WAIVER AND RELEASE INCLUDES A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST EACH OF THE RELEASED PARTIES EXCEPT AS EXPRESSLY EXCLUDED IN SECTION 4 ABOVE.

IN WITNESS WHEREOF, the Executive has signed this Waiver and Release and hereby acknowledges his/her intent to be bound by its terms and conditions, on this __ day of _________, 20 __.

EXECUTIVE

Signature
Print Name:
Date: